Exhibit 99.2

MultiSensor AI Holdings, Inc. Announces Closing of $10 Million Public Offering,

Exercise of $1.5 Million Over-Allotment Option,

Concurrent $15 Million Private Placement

And

Appointment of Daniel M. Friedberg to the Board of Directors

Beaumont, Texas, July 1, 2024 – MultiSensor AI Holdings, Inc. (Nasdaq: MSAI) (“MSAI” or the “Company”), a pioneer in AI-powered industrial condition-based maintenance and process control solutions, today announced the closing of a firm commitment public offering of 6,250,000 shares of its common stock at a public offering price of $1.60 per share less the underwriting discount. The Company granted the underwriters a 45-day option to purchase up to 937,500 additional shares of common stock at the public offering price less an underwriting discount to cover over-allotments, which option was exercised in full and closed contemporaneous with the closing of the public offering. The gross proceeds from the public offering (including the proceeds from the exercise of the over-allotment option) were $11.5 million before deducting underwriting discounts, commissions and offering expenses.

The Company intends to use the net proceeds from the public offering for working capital and general corporate purposes. The primary purpose of the offering is to increase the Company’s capitalization and financial flexibility, and to enhance the trading volume for the Company’s common stock.

A registration statement on Form S-1 relating to the common stock sold in this offering was declared effective by the Securities and Exchange Commission (the “SEC”) on June 27, 2024. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained on the SEC's website, www.sec.gov, or by contacting Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, or by telephone at 949-720-5700.

Roth Capital Partners acted as the sole book-running manager and Sanders Morris LLC acted as co-manager of the public offering.

Concurrent with the closing of the public offering, the Company closed the private offering and sale of 2,772,561 shares of its common stock at an offering price of $1.60 and pre-funded warrants to purchase up to 6,602,439 shares of common stock with an exercise price of $0.0001 per pre-funded warrant, and an offering price of $1.5999 per pre-funded warrant, to 325 Capital, LLC and its affiliates (collectively, “325 Capital”). The pre-funded warrants are not exercisable unless and until approved by the Company’s stockholders. The offer and sale of the shares and pre-funded warrants were made pursuant to the exemption from registration provided by Regulation D adopted pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. The gross proceeds from the private offering were approximately $15.0 million before deducting placement agent fees and other estimated offering expenses payable by the Company.

The Company intends to use the net proceeds from the private offering for working capital and general corporate purposes.

Roth Capital Partners, LLC (“Roth”) acted as the sole placement agent of the private offering.

ArentFox Schiff LLP served as counsel to the Company in connection with the public and private offerings. Stradling Yocca Carlson & Rauth LLP served as counsel to the underwriters in connection with the public offering and to Roth in connection with the private offering. Olshan Frome Wolosky LLP served as counsel to 325 Capital.

In connection with the closing of the private offering and in accordance with the terms of the securities purchase agreement between the Company and 325 Capital relating to the offering, the Board of Directors of the Company (the “Board”) unanimously voted to increase the size of the Board from six to seven directors, and to appoint Mr. Daniel M. Friedberg to fill the newly created Board position, to serve until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. In addition, the Board appointed Mr. Friedberg to each of its compensation and nominating and corporate governance committees, as well as the Board’s newly created finance committee.

The Company welcomes Mr. Friedberg to the Board.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About MultiSensor AI Holdings, Inc.

MultiSensor AI provides turnkey condition-based maintenance and process control solutions, which combine cutting edge imaging and sensing technologies with AI-powered enterprise software. Powered by AWS, MSAI's software leverages a continuous stream of data from thermal imaging, visible imaging, acoustic imaging, vibration sensing, and laser sensing devices to provide comprehensive, real-time condition monitoring for a customer's critical assets, processes, and manufactured outputs. This full-stack solution measures heat, vision, vibration, and gas in the surrounding environment, helping companies gain predictive insights to better manage their asset reliability and manufacturing processes. MSAI Cloud and MSAI Edge software solutions are deployed by customers to protect critical assets across a wide range of industries including distribution & logistics, manufacturing, utilities, and oil & gas.

For more information, please visit https://www.multisensorai.com.

About 325 Capital LLC

325 Capital is a long-term, significant, minority owner of high-quality, small, public companies. 325 Capital strives to constructively partner with management teams and boards that are committed to driving long-term, fundamental value. As lead shareholders, 325 Capital supports its portfolio by working from deeply researched facts, acting as discrete advisors or constructive board members, providing access to a network of relationships, and providing direct growth capital. The team at 325 Capital has worked together for more than 20 years developing this approach, strategy, and process and values facts, transparency, alignment, and partnership.

Forward Looking Statements

Some of the statements in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release relate to, among other things, the intended use of proceeds from the public and private offerings. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results may materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors” in the Company’s Registration Statement on Form S-1 filed with the SEC, which is available on the SEC’s website, www.sec.gov.

Media Contact

MultiSensor AI Holdings, Inc.
Andrew Klobucar
Director of Marketing
andrew.klobucar@multisensorai.com

Investor Contact

Alpha IR Group

Mike Cummings or Griffin Morris

MSAI@alpha-ir.com

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